EXHIBIT 10.16

MURPHY USA INC.

FORM OF TIME-BASED RESTRICTED STOCK UNITS GRANT AGREEMENT

Time-Based Restricted Stock Unit Award Number:	Name of Awardee:	Number of Restricted Stock Units Subject to this Award:

This Time-Based Restricted Stock Unit Award, granted on and dated [grant date], by  Murphy USA Inc., a Delaware corporation (the “Company”), pursuant to and for the purposes of the 2013 Long-Term Incentive Plan (the “Plan”), is subject to the provisions set forth herein and in the Plan.

1.

The Company hereby grants to the individual named above (the “Awardee”)  an Award of Restricted Stock Units each equal in value to one share of the $0.01 par value Common Stock of the Company. This award constitutes a right to receive Shares in the future and does not represent any current interest in the Shares subject to the award.

2.

Subject to paragraph 3 below, this award shall vest as follows: [insert vesting]. This award shall not vest whenever the delivery of Shares under it would be a violation of any applicable law, rule or regulation. Upon vesting, such Shares paid will be the net Shares earned less the number of Shares which must be withheld to satisfy the tax withholding requirements applicable to such payment of Shares.

3.

This Agreement shall terminate and your rights under this Agreement shall be forfeited if your employment with Murphy USA Inc. is terminated for any reason other than death or Normal Termination. In the event of your termination upon death or a Normal Termination, your Award will vest on the date of death or Normal Termination in an amount determined by multiplying the number of Restricted Stock Units by a fraction, the numerator of which is the number of months in the period beginning on the Grant Date thereof and ending on the last day of the month prior to death or Normal Termination, and the denominator of which is the number of months in the applicable Restricted Period.

4.

Unless the Committee shall otherwise determine, this award will fully vest and 100 percent of the Award will be deemed to be earned and Shares will be issued, without restrictions, upon the occurrence of a Change in Control as defined in the Plan.

5.

Your right to this Award may not be sold, pledged, or otherwise transferred (except as hereinafter provided) and any attempts to sell, pledge, assign or otherwise transfer shall be void and your rights to the Restricted Stock Units shall therefore be forfeited. Your right to such Restricted Stock Units shall, however, be transferable by will or pursuant to the laws of descent and distribution or you may make a written designation of a beneficiary on the form prescribed by the Company, which beneficiary (if any) shall succeed to your rights under this Agreement in the event of your death.

6.

In the event of any relevant changes in the capitalization of the Company subsequent to the date of this grant, the number of Restricted Shares herein shall be adjusted to reflect such change in capitalization.

7.

The Awardee shall have no voting rights with respect to Shares underlying the Restricted Stock Units  herein unless and until such Shares with respect to the Restricted Stock Units are issued and are reflected as issued and outstanding shares on the Company’s stock ledger.

8.	The holder of these Restricted Stock Units shall be eligible to receive any dividends or Dividend Equivalents only to the extent provided by the Committee.
9.

Nothing contained in this Agreement shall confer or be deemed to confer upon you any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate your employment at any time with or without assigning a reason therefore.

10.	The Plan and this Agreement are administered by the Committee. The Committee has the full authority to interpret and administer the Plan consistent with the terms and provisions of the plan document.

R. Andrew Clyde President & CEO
Attest:

John A. Moore Senior Vice President, General Counsel & Secretary